Exhibit 99.1

Investor Contact:

JD Alexander

Chief Executive Officer and President

239-226-2000

Alico, Inc. Announces Third Quarter and Nine Months Fiscal Year 2011

Financial Results

- Generates Gross Profit of $22.4 million for the nine months ended June 30, 2011

Fort Myers, FL., August 9, 2011 – Alico, Inc. (“Alico”) (NASDAQ: ALCO), a land management company primarily engaged in a variety of agribusiness pursuits in addition to land leasing and rentals, rock and sand mining and real estate sales operating in Central and Southwest Florida, today reported financial results for the third quarter and nine months ended June 30, 2011.

Fiscal Year 2011 Third Quarter Results

Net income for the third quarter of fiscal 2011 was $6.0 million or $0.81 per share as compared to $2.3 million, or $0.31 per share for the third quarter of fiscal 2010, an increase of 160.9% in net income and $0.50 per share. Income from operations for the third quarter of fiscal 2011 was $10.1 million, compared to income from operations of $3.8 million for the third quarter of fiscal 2010, an increase of 165.8% quarter-over-quarter.

For the third quarter of fiscal 2011, total operating revenue was $39.3 million, compared to $28.4 million for the third quarter of fiscal 2010, an increase of 38.4%. Agriculture operations revenue was $38.7 million for the third quarter of fiscal 2011, compared to $27.7 million for the third quarter of fiscal 2010, an increase of 39.7% quarter-over-quarter.

Historically, the Company’s agricultural operations have been seasonal in nature with the least amount of revenue being generated in the first fiscal quarter, increasing in the second quarter, peaking in the third quarter and declining in the fourth quarter. Third quarter fiscal 2011 agriculture operations revenue included $38.2 million in citrus sales compared to $26.0 million during the same period of fiscal 2010. The increase in citrus revenue was due to an increase in the market price of our citrus products and an increase in production. The number of boxes harvested during the quarter ended June 30, 2011 was 1.6 million as compared to 1.3 million during the same period of fiscal 2010, an increase of 23.1%.

Total operating expenses for the third quarter of fiscal 2011 were $27.5 million compared to $23.1 million for the third quarter of fiscal 2010. The quarter-over-quarter increase in operating expenses reflects higher agricultural costs primarily due to the increase in citrus production.

EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization) for the third quarter of fiscal 2011 was $12.1 million compared to $6.4 million for the third quarter of fiscal 2010. A reconciliation of EBITDA to the GAAP measure net income is provided at the end of this release.

Fiscal Year 2011 Nine Months Results

Net income for the nine months ended June 30, 2011 was $8.6 million, or $1.17 per share, compared to $2.3 million, or $0.31 per share, for the same period of fiscal 2010, an increase of 273.9%. Income from operations for the nine months of fiscal 2011 was $17.0 million, compared to $5.0 million for the same period of fiscal 2010, an increase of 240.0%. For the nine months ended June 30, 2011, total operating revenue was $92.4 million, compared to $74.2 million for the same period of the previous year, an increase of 24.5%.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization, and non-cash charges on the write-off of the Farm Credit patronage dividend) in the first nine months of fiscal year 2011 was $22.6 million, compared to $11.5 million in the first nine months of the previous fiscal year. A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

JD Alexander, President and Chief Executive Officer, stated, “We are pleased with our progress during the nine months ended June 30, 2011, and we are making improvements across the board in our business. Our agribusiness performance was solid, as we benefitted from increased citrus revenue due to the increase in pricing of citrus and increased production in boxes harvested. We continue to see the benefits of our focus on the citrus operations as evidenced by the increase in the number of boxes harvested year-over-year. The additional 4,000 acres of sugarcane planted also contributed to our strong nine month results. We are planting an additional 4,000 acres of cane this fiscal year and expect to see production increase in Fiscal 2012-2013.”

Balance Sheet and Liquidity

The Company had working capital of $29.0 million as of June 30, 2011, compared to $29.5 million as of September 30, 2010. Cash provided by operating activities during the first nine months of fiscal year 2011 was $7.2 million, compared to $12.8 million in the same period of last fiscal year. Seasonality in agriculture operations results in corresponding fluctuations in operating cash flows. The Company primarily applied such cash flows towards debt reduction during the nine months ended June 30, 2011.

About Alico, Inc.

Alico, headquartered in Fort Myers, FL, is a land management company operating in Central and Southwest Florida. Alico owns approximately 139,607 acres of land located in Collier, Glades, Hendry, Lee and Polk counties, Florida. Alico is involved in citrus and sugarcane agricultural operations and real estate activities. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders. For more about Alico, Inc., visit www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico under takes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which excludes the write-off of the Farm Credit Patronage Dividend, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA and Adjusted EBITDA are summarized and reconciled to net income, which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended June 30,		Nine Months June 30,
	2011	2010	2011	2010
Net income	$5,971	$2,288	$8,590	$2,268
Total interest expense, net	502	926	1,572	2,650
Income taxes	3,771	1,506	5,378	1,498
Depreciation and amortization	1,901	1,682	5,374	5,101

EBITDA	12,145	6,402	20,914	11,517
Write-off of Farm Credit Patronage Dividend	—	—	1,685	—

Adjusted EBITDA	$12,145	$6,402	$22,599	$11,517

ALICO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2011	September 30, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,074	$10,926
Investments	985	1,439
Accounts receivable, net	16,018	4,389
Income tax receivable	—	1,072
Inventories	18,194	18,601
Other current assets	792	1,014

Total current assets	39,063	37,441

Investment in Magnolia Fund	10,702	12,699
Investments, deposits and other non-current assets	2,531	3,759
Deferred tax assets	9,116	9,159
Cash surrender value of life insurance	801	786
Property, buildings and equipment	191,779	186,535
Less: accumulated depreciation	(64,164)	(61,562)

Total assets	$189,828	$188,817

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,771	$1,988
Current portion of long-term debt	2,782	1,281
Accrued expenses	1,492	1,025
Income taxes payable	1,118	—
Dividend payable	—	738
Accrued ad valorem taxes	1,305	1,818
Other current liabilities	639	1,062

Total current liabilities	10,107	7,912

Long-term debt, net of current portion	63,067	72,179
Deferred retirement benefits, net of current portion	3,572	3,489

Total liabilities	76,746	83,580

Commitments and contingencies

Stockholders’ equity:
Common stock, $1 par value; 15,000 shares authorized; 7,377 and 7,386 shares issued and 7,346 and 7,379 shares outstanding at June 30, 2011 and September 30, 2010, respectively	7,377	7,379
Additional paid in capital	9,206	9,310
Treasury stock at cost, 31 and 7 shares held at June 30, 2011 and September 30, 2010, respectively	(811)	(172)
Retained earnings	97,310	88,720

Total stockholders’ equity	113,082	105,237

Total liabilities and stockholders’ equity	$189,828	$188,817

ALICO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2011	2010	2011	2010
Operating revenues:
Agricultural operations	$38,681	$27,739	$90,274	$72,225
Non-agricultural operations	660	701	2,112	1,987
Real estate operations	—	—	—	—

Total operating revenue	39,341	28,440	92,386	74,212

Operating expenses:
Agricultural operations	27,110	22,610	68,674	62,909
Non-agricultural operations	302	304	948	885
Real estate operations	90	143	364	562

Total operating expenses	27,502	23,057	69,986	64,356

Gross profit	11,839	5,383	22,400	9,856
Corporate general and administrative	1,766	1,604	5,374	4,829

Income from operations	10,073	3,779	17,026	5,027
Other (expenses) income:
Interest and investment income (loss), net	57	901	(1,657)	1,180
Interest expense	(502)	(926)	(1,572)	(2,650)
Other income	114	40	171	209

Total other (expenses) income, net	(331)	15	(3,058)	(1,261)

Income before income taxes	9,742	3,794	13,968	3,766
Income tax expense	3,771	1,506	5,378	1,498

Net income	$5,971	$2,288	$8,590	$2,268

Weighted-average number of shares outstanding	7,352	7,380	7,366	7,382

Weighted-average number of shares outstanding assuming dilution	7,352	7,380	7,366	7,382

Per share amounts- net income (loss)
Basic	$0.81	$0.31	$1.17	$0.31
Diluted	$0.81	$0.31	$1.17	$0.31